                                                                    EXHIBIT 12.1

                               APACHE CORPORATION
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)


                                                  THREE MONTHS ENDED
                                                       MARCH 31,
                                                 ---------------------
                                                   2001        2000        2000        1999        1998          1997       1996
                                                 ---------  ----------  ----------  ----------  ----------    ----------  ---------
EARNINGS
   Pretax income (loss) from continuing
      operations(1)                              $ 461,585  $  202,676  $1,203,681  $  344,573  $ (187,563)   $  258,640  $ 200,195
   Add: Fixed charges excluding capitalized
      interest                                      32,424      30,398     116,190      90,398      78,728        78,531     68,091
                                                 ---------  ----------  ----------  ----------  ----------    ----------  ---------

   Adjusted Earnings                             $ 494,009  $  233,074  $1,319,871  $  434,971  $ (108,835)   $  337,171  $ 268,286
                                                 =========  ==========  ==========  ==========  ==========    ==========  =========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
   Interest expense including capitalized
      interest(2)                                $  44,712  $   41,568  $  168,121  $  132,986  $  119,703    $  105,148  $  89,829
   Amortization of debt expense                        502       1,279       2,726       4,854       4,496         6,438      5,118
   Interest component of lease rental
      expenditures(3)                                2,295       1,568       7,343       5,789       3,808         3,438      3,856
                                                 ---------  ----------  ----------  ----------  ----------    ----------  ---------

   Fixed charges                                    47,509      44,415     178,190     143,629     128,007       115,024     98,803
                                                 ---------  ----------  ----------  ----------  ----------    ----------  ---------

   Preferred stock dividend requirements(4)          8,027       9,118      33,386      24,788       2,905            --         --
                                                 ---------  ----------  ----------  ----------  ----------    ----------  ---------

   Combined fixed charges and preferred stock
      dividends                                  $  55,536  $   53,533  $  211,576  $  168,417  $  130,912    $  115,024  $  98,803
                                                 =========  ==========  ==========  ==========  ==========    ==========  =========

Ratio of earnings to fixed charges                   10.40        5.25        7.41        3.03          --(5)       2.93       2.72
                                                 =========  ==========  ==========  ==========  ==========    ==========  =========

Ratio of earnings to combined fixed charges and
  preferred stock dividends                           8.90        4.35        6.24        2.58          --(5)       2.93       2.72
                                                 =========  ==========  ==========  ==========  ==========    ==========  =========

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(1)   Undistributed income of less-than-50 percent-owned affiliates is excluded.

(2) Apache guaranteed and is contingently liable for certain debt. Fixed charges, relating to the debt for which Apache was contingently liable, have not been included in the fixed charges for any of the periods shown above.

(3) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32 percent to 34 percent applies for all periods presented.

(4) Represents the amount of pre-tax earnings that would be required to cover preferred stock dividends.

(5) Earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $236.8 million and $239.7 million, respectively, due to the $243.2 million write-down of the carrying value of United States oil and gas properties.